EXHIBIT 10.3

EXECUTION COPY

MANAGEMENT SERVICES

AND LEASED PERSONNEL AGREEMENT

MANAGEMENT SERVICES and LEASED PERSONNEL AGREEMENT (the “Agreement”) made as of the 1st day of March, 2007 between 21st Century Oncology of New Jersey, Inc., a New Jersey corporation (“Manager”) and New Jersey Oncology Services, P.C., a New Jersey professional corporation (the “P.C.”).

RECITALS:

1. Manager owns and operates certain ambulatory care facilities for the purposes of providing radiation oncology services in the State of New Jersey and in connection therewith employs board certified radiation oncologists to provide such services.

2. P.C. is a New Jersey professional corporation engaged in the practice of medicine in the specialty of radiation oncology.

3. P.C. has entered into a Radiation Oncology Services Agreement (the “Professional Services Agreement”) dated March 1, 2007 with Kennedy Memorial Hospitals – University Health Center (the “Hospital”) whereby Hospital engaged P.C. to provide radiation oncology services to Hospital patients.

4. Manager has an expertise with certain administrative functions associated with the provision of radiation oncology services, as well as an excess capacity of its employed physicians specializing in radiation oncology.

5. P.C. wishes to engage Manager to provide it with administrative services to assist P.C. in the provision of radiation oncology services at the Hospital, and P.C. has requested that Manager make available, as further provided below, physicians specializing in the provision of radiation oncology services in order to assist P.C. in providing such services to the Hospital.

6. The parties have elected to enter into this Agreement to memorialize their obligations, as well as their agreements with respect to the provision of administrative services and the lease of personnel in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Management Services. Manager agrees to provide the P.C. with certain administrative services as follows:

(a) General Management. Manager shall have authority and responsibility to manage, conduct and administer the day-to-day administrative and non-professional operations of the Practice and shall perform those functions pursuant to the terms of this Agreement and consistent with applicable laws, rules and regulations.

(b) Billing and Collections. Manager shall through its affiliate, Financial Services of Southwest Florida, LLC (“FSS”), provide billing and collection services on behalf of the P.C for services performed at the Hospital pursuant to a Billing Services Agreement dated September 15, 2004.

(c) Accounting. Manager shall direct and maintain the operation of an appropriate accounting system with respect to the operation of P.C. which shall perform all bookkeeping and accounting services required for the operation of P.C., including the maintenance, custody and supervision of business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems.

(d) Reporting. Manager shall provide P.C. with quarterly reports of operational performance with respect to radiation oncology services at the Hospital with recommendations, as appropriate, for improvement therein.

(e) Contract Negotiations. Manager shall advise P.C. with respect to and negotiate, on P.C.’s behalf all contractual arrangements with third parties as are reasonably necessary and appropriate, including, without limitation, negotiated price agreements with managed care plans and third party payors, employees, labor unions, alternative delivery systems, or other purchasers of group health care services.

(f) Licensing, Inspection and Regulatory Fees. Manager shall be responsible for all licensing, inspection and regulatory fees incurred in connection with the services provided hereunder.

2. Leased Personnel.

(a) Manager shall provide P.C. with the use of the licensed physicians identified on Schedule A to provide professional medical services in the specialty of radiation oncology at the Hospital (hereinafter “Leased Personnel”) on an as needed basis to supplement the professional medical services provided by Carolyn Horowitz, M.D., Ph.D. pursuant to the Professional Services Agreement. The number of hours of service shall be mutually agreed from time to time by Manager and P.C.

(b) Leased Personnel shall remain employees of Manager (or an independent contractor to Manager, as the case may be), and not an employee of P.C. Manager shall retain sole responsibility for the compensation and benefits of the Leased Personnel for their services hereunder, including, without limitation, the setting, modification and payment thereof. As employer (or contractor, as the case may be), Manager shall be responsible for all deductions, payments and benefits required by law as the employer (or contractor) on behalf of the Leased Personnel hereunder, including, without limitation, withholding taxes, Social Security, unemployment insurance, workers’ compensation and disability. At such times as each Leased Personnel provides services on behalf of P.C. hereunder, he/she shall be deemed a “leased employee” of P.C. Manager shall cause each such individual to comply with all policies and rules of P.C. P.C. shall have the authority and responsibility for (i) the supervision and control of Leased Personnel (while providing services on behalf of P.C.); (ii) determining the means and methods by which Leased Personnel provides services hereunder; and (iii) determining the charges for services provided hereunder by Leased Personnel.

(c) All billings and collections for the services provided by the Leased Personnel on behalf of P.C. at the Hospital shall be the property of P.C., and shall be done, at the direction of P.C. in its name and billing number(s) or the name and billing numbers of the Leased Personnel. Manager hereby assigns and shall, to the extent required by law or any third party payor, cause each of the Leased Personnel to assign to P.C. the right to bill and collect, subject to limits imposed by law, rule or regulation, for all services provided by the Leased Personnel on behalf of P.C. at the Hospital hereunder. To the extent Manager or Leased Personnel receive payment directly for services at the Hospital, such amounts shall be promptly turned over to P.C.

(d) Prior to the provision of the physician services by Leased Personnel hereunder, each Leased Personnel shall: (i) be duly licensed and registered and in good standing under the laws of the State of New Jersey to practice medicine; (ii) be a provider under the Medicare and Medicaid Programs; (iii) maintain malpractice insurance as required in Section 5(a) below; and (iv) hold and maintain a currently valid U.S. Drug Enforcement Agency certification.

3. Term. The term of this Agreement shall commence as of March 1, 2007 and, shall, unless sooner terminated as herein provided, continue coincidentally with the terms of the Professional Services Agreement.

4. Fees.

(a) Management Fee. In consideration of the management services being provided hereunder by Manager, the P.C. shall pay Manager a management fee (the “Management Fee”) in an amount equal to fifteen percent (15%) percent of Net Collected Dollars. For purposes of this Agreement, “Net Collected Dollars” shall mean the gross collections, net of refunds and overpayments, attributable to radiation oncology services generated at the Hospital.

(b) Leased Personnel Fee. In consideration of the provision of the Leased Personnel, P.C. shall pay Manager the amount set forth on Schedule A for each hour each physician provides radiation oncology services at the Hospital (the “Leased Personnel Fee”).

(c) Manner of Payment. Payment of the Management Fee and Leased Personnel Fee shall be due no later than the tenth (10th) day of the month following the last day of the month in which services were rendered hereunder.

(d) Statements. P.C. shall prepare and submit with each payment due pursuant to this Section 4 monthly financial statements (“Monthly Statements”) setting forth the calculation of the Management Fee and Leased Personnel Fee.

(e) Accounting. During the term of this Agreement, and for (2) two years thereafter, Manager shall have the right upon five (5) days written notice, to have an independent certified accountant of its own choosing to inspect, during regular business hours, those books of accounts and other records of P.C. relating to this Agreement for the purpose of verifying the accuracy of the Monthly Statements.

5. Representations of the P.C. The P.C. hereby makes the following representations, warranties and covenants to Manager, each of which shall be true as of the date hereof and shall continue to be true during the term of this Agreement:

(a) Permits. The P.C. shall have all necessary licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for the ownership and operation of the P.C.

(b) Responsibility for Medical Services. The P.C. shall be and remain fully responsible for all medical services provided at the Hospital.

(c) Duly Authorized. This Agreement has been duly authorized, executed and delivered by the P.C. and is binding upon it.

(d) Duly Organized. The P.C. is duly organized under the laws of the State of New Jersey and authorized and qualified to do all things required of it under this Agreement.

(e) Capacity to Contract. The P.C. has the capacity and authority to fulfill the obligations required of it hereunder and nothing prohibits or restricts the right or ability of the P.C. to carry out the terms hereof.

(f) Violations of Law. Neither the P.C. nor any agreement, document or instrument executed or to be executed by it in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which the P.C. is bound which would affect Manager’s rights hereunder.

6. Manager’s Representations. Manager hereby makes the following representations, warranties, and covenants to the P.C., each of which shall be true as of the date hereof and shall continue to be true during the term of this Agreement:

(a) Licensed Providers. Each Leased Personnel shall be duly licensed to practice medicine in the State of New Jersey and shall be board certified or board eligible in the specialty of radiation oncology and shall maintain professional liability insurance in minimum amounts of $1,000,000/$3,000,000 per annum.

(b) Permits. Each of the Manager and each physician providing services on behalf of the P.C. shall have all necessary licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for the ownership and operation of Manager.

(c) Duly Authorized. This Agreement has been duly authorized, executed and delivered by Manager and is binding upon it.

(d) Duly Organized. Manager is duly organized under the laws of the State of New Jersey and authorized and qualified to do all things required of it under this Agreement.

(e) Capacity to Contract. Manager has the capacity and authority to fulfill the obligations required of it hereunder and, to the best of Manager’s knowledge and belief, nothing prohibits or restricts the right or ability of Manager to carry out the terms hereof; and

(f) Violations of Law. Neither Manager nor any agreement, document or instrument executed or to be executed in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will, to the best of Manager’s knowledge and belief, violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which Manager is bound which would affect the rights of the P.C. hereunder.

7. Independent Contractor.

(a) This Agreement is by and between Manager and the P.C. and is not intended, and shall not be construed, to create an employment relationship, partnership or other such association as between the parties. Each party is an independent contractor of the other.

(b) Neither Manager nor its employees or agents shall look to the P.C. for vacation pay, sick leave, retirement benefits, Social Security, worker’s compensation, disability or unemployment insurance benefits, or other employee benefits; nor shall the P.C. or its employees look to Manager for the same.

(c) In performing the services required hereunder, the P.C. and its physician-employees and contractors shall exercise independent professional judgment. Manager shall not exercise any control over matters of the P.C. involving the exercise of professional medical judgment.

(d) In the event the Internal Revenue Service or any other governmental agency shall, at any time, question or challenge the independent contractor status of either party, the party who received notice of same shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue Service or other governmental agency, irrespective of by whom such discussions or negotiations are initiated. The other party shall participate in any such discussions or negotiations to the extent permitted by the Internal Revenue Service or other governmental agency.

(e) All medical records with respect to the P.C.’s patients shall belong to the P.C. During the term of this Agreement, such records shall be stored at the P.C. Notwithstanding the foregoing, the Manager shall be provided with access to such records, as requested, for billing and all other reasonable purposes. Manager’s rights hereunder shall expressly survive any termination of this Agreement.

8. Default by the P.C.

(a) The occurrence of any one of the following shall constitute a default by the P.C. hereunder:

(i) if the P.C. fails to pay the Management Fee or Leased Personnel Fee when due;

(ii) if the P.C. fails to observe or perform any of its other obligations hereunder in any material respect and such failure continues uncured for a period of thirty (30) days after written notice thereof to the P.C. from Manager or, if such failure cannot be cured within such thirty (30) day period, the P.C. has failed to commence to cure such failure within such thirty (30) day period and diligently proceed to effect such cure;

(iii) if the P.C. (A) ceases to practice medicine, in the specialty of radiation oncology; (B) makes an assignment for the benefit of creditors; (C) admits in writing its inability to pay its debts as they become due; (D) files a petition seeking reorganization, an arrangement, readjustment, or similar arrangement under any present or future statute, law or regulation; (E) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (F) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties;

(iv) if, within sixty (60) days after the commencement of any proceedings against the P.C. seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without the P.C.’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated; or

(v) if the P.C. is finally determined, by an appropriate governing body or court, to have violated any applicable law, rule, regulation or ethical standard arising out of the conduct of the practice of medicine.

(b) Upon a default by P.C., Manager shall have the right, upon written notice to P.C. to terminate this Agreement.

9. Default by Manager.

(a) The occurrence of any one of the following shall constitute a default by Manager hereunder.

(i) if Manager fails to observe or perform any of its obligations hereunder in any material respect and such failure continues uncured for a period of forty-five (45) days after written notice thereof to Manager from the P.C. or, if such failure cannot be cured within such forty-five (45) day period, the Manager has failed to commence to cure such failure within such forty-five (45) day period and diligently proceed to effect such cure;

(ii) if Manager: (A) makes an assignment for the benefit of creditors; (B) admits in writing its inability to pay its debt as they become due; (C) files a petition seeking reorganization and arrangement, readjustment or similar arrangement under the present or future statute, law or regulation, if any present or future; (D) files an answer admitting the material allegations of a petition filed against it and any such proceeding; or (E) consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any part of its assets or properties; or

(iii) if, within sixty (60) days after the commencement of any proceedings against Manager seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Manager’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated.

(b) Upon a default by Manager, the P.C. shall have the right, upon written notice to Manager, to terminate this Agreement.

10. Termination. This Agreement shall terminate upon the following events:

(a) the mutual written agreement of the parties;

(b) upon the termination or expiration of the Professional Services Agreement;

(c) as provided in Section 3;

(d) as provided in Sections 9 and/or 10.

11. Default In Other Instances. In addition to and not in limitation of any of the other provision of this Agreement, any failure on the part of Manager or the P.C. to undertake any of their respective material obligations under this Agreement or any agreement made or entered into in connection with this Agreement shall constitute an event of default under this Agreement. Upon the occurrence of an event of default, the non-defaulting party shall have all remedies available at law and equity.

12. Miscellaneous.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

Manager:	New Jersey Oncology Services, P.C.
c/o 2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: David M. Koeninger

the P.C.:	21st Century Oncology of New Jersey, Inc.
c/o 2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel E. Dosoretz, M.D.

or to such other address and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

(b) Governing Law. This Agreement shall begoverned and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of law principles.

(c) Further Instruments. At any time and from time to time, each party shall, without further consideration and at its own expense, take such further actions and execute and deliver such further instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

(d) Entire Agreement. This Agreement (including the exhibits hereto) contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements between them, written or oral.

(e) Severability. In the event that any term or provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, rule or regulation, such term or provision shall be deemed severed from this Agreement and the remaining terms and provisions shall remain unaffected thereby provided the invalid term does not materially alter the basic purpose or intent of this Agreement.

(f) Assignment. Nothing in this Agreement shall permit assignment by the P.C. without the express prior written consent of the Manager. Manager shall have the right, without the consent of the P.C., to assign all or any portion of its rights, duties and obligations under this Agreement.

(g) Waiver of Breach. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision of this Agreement or of any succeeding breach.

(h) Amendments. This Agreement shall not be changed or modified except by an instrument in writing executed by both parties hereto. Without limiting any other provision herein, in the event that rules, policies, directives and/or orders of the United States Department of Health and Human Services or any other applicable federal, state, or local agency or third-party payor necessitate modifications or amendments to this Agreement, the parties hereto agree to so modify or amend this Agreement to conform with such rules, policies, directive and/or orders, provided they do not materially affect the duties and obligations of the parties hereunder.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NEW JERSEY ONCOLOGY SERVICES, P.C.

By:	/s/ Michael J. Katin M.D.
Name:	Michael J. Katin M.D.
Title:	President

21st CENTURY ONCOLOGY OF NEW JERSEY, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	Vice-President

EXECUTION COPY

SCHEDULE A

Physicians and Fees

Physicians

Shirnett Matthews, M.D.

Alexis Harvey, M.D.

Ashraf Youssef, M.D.

Leased Personnel Fee

Per hour fee equal to the physician’s salary plus benefits at 18%

and an administrative fee of 10%